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                                                                    Exhibit 3(3)


                       CERTIFICATE OF AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            STRATOSPHERE GAMING CORP.


     Pursuant to the provisions of Nevada Revised Statutes ("N.R.S.") ss. 78.622, Stratosphere Gaming Corp., a Nevada corporation (the "Corporation"), does hereby certify as follows:

     1. The name of the corporation is Stratosphere Gaming Corp.

     2. The original Articles of Incorporation of the Corporation were filed in the office of the Secretary of the State of Nevada (the "Secretary") on June 24, 1994.

     3. The United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") in Case Nos. 97-20554-GWZ and 97-20555-GWZ, has confirmed that certain Debtors' Restated Second Amended Plan of Reorganization dated February 26, 1998 (the "Plan") for the Corporation pursuant to Chapter 11 of Title 11 of the United States Code. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

     4. The Corporation desires to amend and restate its Articles of Incorporation pursuant to the Plan and in accordance with N.R.S. ss. 78.622, which provides, among other things, that any corporation incorporated pursuant to Chapter 78 of the N.R.S. may, pursuant to a plan of reorganization which has been confirmed by a court of competent jurisdiction, alter or amend its bylaws, reconstitute its board of directors, appoint directors or officers or amend its articles of incorporation without any further action by its directors or shareholders.

     5. Certified copies of the Plan and the Order Confirming Debtors' Restated Second Amended Plan of Reorganization Dated February 26, 1998 (the "Confirmation Order") are being filed as Exhibits A and B, respectively, with the Secretary together with this Certificate.

     6. The Plan and Confirmation Order provide for the adoption of the Amended and Restated Bylaws of the Corporation.

     7. The Plan and Confirmation Order provide for the designation of the initial Directors of the Corporation, which such Directors are named and designated in Article V of the Corporation's Amended and Restated Articles of Incorporation.

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     8. The Plan and Confirmation Order provide for the designation of the following initial officers of the Corporation:


         President:                       Daniel Cassella
         Secretary/Treasurer:             Thomas A. Lettero


     9. Pursuant to the Plan and this filing of a certified copy of the Plan and Confirmation Order with the Secretary, the Corporation's Articles of Incorporation are amended and restated to read as follows:

                                 ARTICLE I: NAME

          The name of the Corporation is Stratosphere Gaming Corp.

                          ARTICLE II: REGISTERED OFFICE

          The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the Corporation is Schreck Morris, 300 S. Fourth Street, #1200, Las Vegas, Nevada 89101. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada. Corporate business of every kind and nature may be conducted, and meetings of Directors and shareholders held, outside the State of Nevada, the same as in the State of Nevada.

                         ARTICLE III: CORPORATE PURPOSES

          The nature of the business and objects and purposes proposed to be transacted, promoted or carried on by the Corporation are: (a) to conduct gaming in the State of Nevada in accordance with the laws of the State of Nevada and of the United States of America and (b) to engage in any lawful activity.

                            ARTICLE IV: CAPITAL STOCK

          Section 1. Authorized Shares. The Corporation is authorized to issue one class of shares which shall be designated "Common Stock," with no par value. The total number of shares of Common Stock which the Corporation is authorized to issue is two thousand five hundred (2,500). Common Stock may be issued by the Corporation from time to time by resolution of the Board of Directors, except as otherwise provided

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     in this Section. The holders of Common Stock shall be entitled to one
     (1) vote for each share held by them.

          The Corporation shall not issue nonequity voting securities.

          The Corporation shall not issue any stock or other securities except in accordance with the provisions of the Nevada Gaming Control Act and the regulations thereunder. The issuance of any stock or other securities in violation thereof shall be void unless the Corporation is no longer subject to the jurisdiction of the Nevada State Gaming Control Board and Nevada Gaming Commission (the "Commission").

          No stock or other securities issued by the Corporation and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Nevada Gaming Control Act and the regulations thereunder. Any transfer in violation thereof shall be void unless the Corporation is no longer subject to the jurisdiction of the Nevada State Gaming Control Board and the Commission.

          If the Commission at any time determines that a holder of stock or other securities of this Corporation is unsuitable to hold such securities, then until such securities are owned by persons found by the Commission to be suitable to own them or are purchased by the Corporation, (a) the Corporation shall not be required or permitted to pay any dividend or interest with regard to the securities, (b) the holder of such securities shall not be entitled to vote on any matter as the holder of the securities and such securities shall not for any purposes be included in the securities of the Corporation entitled to vote, and (c) the Corporation shall not pay any remuneration in any form to the holder of the securities.

          Section 2. Consideration for Shares. The capital stock authorized by
     Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

          Section 3. Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No shareholder of the Corporation is individually liable for the debts or liabilities of the Corporation.


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          Section 4. Preemptive Rights. No shareholder of the Corporation shall have any preemptive rights.

                        ARTICLE V: DIRECTORS AND OFFICERS

          Section 1. Number of Directors. The members of the governing board of the Corporation are styled as Directors. The number of Directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation and without need to amend this Article.

          Section 2. Current Directors. The names and post office addresses of the two (2) persons constituting the Corporation's current Board of Directors are:

              NAME                          ADDRESS
              ----                          -------
         Carl C. Icahn               c/o Icahn Associates Group
                                     767 Fifth Avenue
                                     New York, NY  10153

         Martin Hirsch               c/o Icahn Associates Group
                                     767 Fifth Avenue
                                     New York, NY  10153


          The current Directors shall serve until their successors are elected at a properly noticed and constituted shareholders' meeting. Vacancies on the Board of Directors shall be filled, and elections of Directors shall be held, in accordance with the Bylaws.

          Section 3. Limitation of Personal Liability. No Director or officer of the Corporation shall be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a Director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of N.R.S. ss. 78.300. If the N.R.S. are hereafter amended or interpreted to eliminate or limit further the personal liability of Directors or officers, then the liability of all Directors and officers shall be eliminated or limited to the full extent then so permitted.

          Section 4. Payment of Expenses. All expenses incurred by officers or Directors in defending a civil or criminal action, suit or


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     proceeding must be paid by the Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that (i) he or she did not act in good faith, and in the manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or (ii) with respect to any criminal action or proceedings, he or she had reasonable cause to believe his or her conduct was unlawful.

          Section 5. Repeal and Conflicts. Any repeal or amendments of Section 3 or 4 of this Article or the adoption of any provision to these Amended and Restated Articles of Incorporation inconsistent with Section 3 or 4 of this Article shall be prospective only and shall not eliminate or reduce the effect of Sections 3 or 4 of this Article in respect of any act or omission that occurred prior to such repeal, amendment or adoption of an inconsistent provision. In the event of any conflict between Sections 3 or 4 of this Article and any other Article of the Corporation's Amended and Restated Articles of Incorporation, the terms and provisions of Section 3 or 4 of this Article, as the case may be, shall control.

          Section 6. Compliance with Gaming Control Act. All of the Directors of the Corporation shall be subject to, and the composition of the Board of Directors shall be in compliance with, the requirements and qualifications imposed by the Nevada Gaming Control Act (N.R.S. ss. 463.010 et seq., as amended from time to time), or any successor provision of Nevada law, and the regulations promulgated thereunder, and the rules and regulations of any governmental agency responsible for the licensing and regulation of gaming operations, including without limitation, the Nevada State Gaming Control Board, the Commission and the Clark County Liquor & Gaming Licensing Board.

                         ARTICLE VI: PERPETUAL EXISTENCE

          The Corporation shall have perpetual existence.

                             ARTICLE VII: AMENDMENT

          These Amended and Restated Articles of Incorporation may be amended, modified, altered or repealed only with the affirmative vote of the holders of a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.


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     10. The undersigned has been authorized by the Bankruptcy Court to file this Certificate with the Secretary of State in accordance with the Confirmation Order.


     Executed under penalty of perjury this _____ day of October, 1998.


____________________________________         __________________________________
Daniel Cassella, President                   Thomas A. Lettero, Secretary

STATE OF NEVADA   )
                  )       ss.
COUNTY OF CLARK   )

     This instrument was acknowledged before me on October_____ , 1998 by Thomas
A. Lettero as Secretary of Stratosphere Gaming Corp.



                                             __________________________________
                                                       Notary Public

STATE OF NEVADA   )
                  )       ss.
COUNTY OF CLARK   )

     This instrument was acknowledged before me on October , 1998 by Daniel Cassella as President of Stratosphere Gaming Corp.


                                             __________________________________
                                                       Notary Public

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                                    EXHIBIT A

             Debtors' Restated Second Amended Plan of Reorganization


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                                    EXHIBIT B

    Order Confirming Debtors' Restated Second Amended Plan of Reorganization